Exhibit EX-99(p)(1)

GUIDESTONE FUNDS

CODE OF ETHICS

General

This Code of Ethics of GuideStone Funds (the “Trust”) is adopted pursuant to the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and shall apply to each series of shares of the Trust now in existence or hereafter created.

Under Rule 17j-1(b) of the 1940 Act, it is unlawful for any Access Person (as defined below) of a registered investment company or its investment adviser or principal underwriter, and certain other affiliated persons of such entities, in connection with the purchase or sale, directly or indirectly, by such person of a security (as defined below) “held or to be acquired” by such investment company, to:

i.	employ any device, scheme or artifice to defraud such investment company; or

ii.	make to such investment company any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; or

iii.	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the investment company; or

iv.	engage in any manipulative practice with respect to the investment company.

The underlying general principles of this Code of Ethics are that Access Persons, in conducting their personal securities transactions, (i) owe a fiduciary duty to shareholders of the investment company and at all times have a duty to place the interests of such shareholders ahead of their personal interests, (ii) are obligated to conduct all personal securities transactions in accordance with this Code of Ethics and in a manner so as to avoid any actual or potential conflict of interest or abuse of such person’s position of trust and responsibility, and any appearance of such conflict of interest or abuse of position, and (iii) should not take inappropriate advantage of their positions.

The Fund also establishes certain standards of business conduct including the following: (a) comply with applicable federal securities laws, including the 1940 Investment Company Act and the 1940 Investment Advisers Act; (b) reasonably prevent access to material nonpublic information about securities recommendations, holdings and transaction by persons who do not need such information to perform their duties; (c) require all Access Persons to periodically report, and the Chief Compliance Officer of the Trust (CCO) to review, their personal securities transactions and holdings; (d) report any violations of this Code of Ethics promptly to the Chief Compliance Officer of the Trust; and (e) provide each of the Access Persons with a copy of this Code and any amendments and require them to sign a written acknowledgement of their receipt of same.

Definitions

1)	“Access Person” means any trustee, director, officer or Advisory Person (as defined below) of the Trust or any person the Chief Compliance Officer of the Trust may designate.

The defined terms “Access Person” and “Advisory Person” shall not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by an administrator, sub-adviser or underwriter or affiliate thereof in compliance with Rule 17j-1 of the 1940 Act, which has been submitted to and accepted by the trustees of the Trust as contemplated by Section 13(a) hereof.

2)	“Acquisition” or Acquire” includes any purchase or the receipt of any gift or bequest of any Covered Security.

3)	“Adviser” means GuideStone Capital Management

4)	“Advisory Person” means (i) any employee of the Trust (or of any company in a control relationship with the Trust) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and (ii) any natural person in a control relationship to the Trust who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of Securities by the Trust.

5)	“Affiliate Account” means, as to any Access Person, an account:

a.	Of any family member of the Access person;

b.	Over which the Access Person may have influence or control (for example, as a trustee, fiduciary or custodian) but in which the Access Person may not have any “Beneficial Ownership” because the Access Person does not directly or indirectly enjoy any of the economic benefits of the account;

c.	Of any corporation, partnership, joint venture, trust, company or other entity which is neither subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) nor registered under the 1940 Act and in which the Access Person or a Family Member has direct or indirect beneficial ownership; and

d.	Of the Access Person.

6)	“Associated Person” of the Adviser means an Access Person, and any employees, including independent contractors, who perform advisory functions on behalf of the Adviser.

7)	“Beneficial Ownership” shall have the meaning ascribed thereto under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations there under. Generally, a person is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse and the names of his or her minor children who reside with him or her. A person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, trust, or another entity) if, by reason of a contract, understanding or relationship he or she obtains or may obtain there from benefits substantially equivalent to those of ownership.

8)	“Blackout Period” refers to the period of time required to accomplish portfolio restructuring by changing sub-advisers or by significantly changing the asset allocation of the sub-advisers. During this period of time, Access Persons may not purchase, nor may they sell, shares of a GuideStone Fund that is undergoing restructuring. The Blackout Period shall begin when the restructuring is approved by the Board of Trustees and will remain in effect until the restructuring is made public through a filing of either a prospectus, an amendment to a prospectus, or an information statement with the SEC (whichever comes first).

9)	“Client Account” means any account for which the Adviser provides services, including investment advice and investment decisions, other than the Trust.

10)	“Chief Compliance Officer” means the so-designated individual at the Trust (or that person’s designee if the compliance person is absent or unavailable).

11)	“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position, as further defined in Section 2(a)(9) of the 1940 Act.

12)	“Covered Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act except it does not include

a.	securities issued by the government of the United States or by federal agencies and which are direct obligations of the United States,

b.	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements),

c.	shares of unaffiliated open-end management investment companies registered under the 1940 Act,

d.	Interests in variable insurance products that are invested exclusively in one or more unaffiliated open-end management investment companies registered under the 1940 Act, or

e.	Any other security determined by the Securities and Exchange Commission or its staff to be excluded from the definition of “Covered Security” contained in rule 17j-1 under the 1940 Act.

The defined term “security” shall include shares of exchange traded funds (“ETFs”) registered with the U.S. Securities and Exchange Commission under the 1940 Act as either an open-end management company (an “open-end ETF”) or as a unit investment trust (a “UIT ETF”).

13)	“Covered Security held or to be acquired” means a Security which, within the most recent 15 days: (i) is or has been held by the Trust; or (ii) is being or has been considered by the Trust, the Adviser or the Trust’s sub-advisers for purchase by the Trust, and includes an option to purchase or sell, and any Security which is convertible into or exchangeable for a covered security defined in (i) and (ii).

14)	“Investment Personnel” (or, singularly, “Investment Person”) are (i) employees of the Trust (or of any company in a control relationship to the Trust) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of a security, or (ii) any natural person in a control relationship to the Trust who obtains information concerning recommendations made to the Trust regarding the purchase and sale of securities by the Trust.

15)	“Disposition” or “Dispose” includes any sale and the making of any personal or charitable gift of Covered Securities.

16)	“Family Member” of an Access Person means:

a.	That person’s spouse or minor child who resides in the same household;

b.	Any adult related by blood, marriage or adoption to the Access Person (a “relative”) who shares the Access Person’s household; and

c.	Any other relationship (whether or not recognized by law) that the Chief Compliance Officer of the Fund determines could lead to the possible conflicts of interest or appearances of impropriety this Code is intended to prevent. The Chief Compliance Officer of the Trust may from time-to-time circulate such expanded definition of this term as it deems appropriate.

17)	“Fund” means any series of the Trust

18)	“Independent Trustee” means a trustee of the Trust who is not an “interested person” of the Trust as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended.

19)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

20)	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

21)	“Material Nonpublic Information” means:

a.	Information is generally deemed “material” if a reasonable investor would consider it important in deciding whether to purchase or sell a company’s securities or information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business;

b.	Information is considered “nonpublic” when it has not been effectively disseminated to the marketplace. Information found in reports filed with the SEC or appearing in publications of general circulation would be considered public information.

22)	“Outside Activity” shall mean any activity (whether paid or unpaid) that is not a requisite of paid employment with GuideStone Financial Resources and its affiliates. To be defined as an Outside Activity, it must possess elements of the types of activities or information in which GuideStone Funds and GuideStone Capital Management regularly engage. Examples of such elements include financial matters, budgeting, investments, retirement plans, securities and securities markets.

23)	“1940 Act” means the Investment Company Act of 1940 and the rules there under, both as amended from time to time, and any order or orders there under which may from time to time be applicable to the Trust.

24)	“Purchase or sale of a Security” includes, among other things, transactions in options to purchase or sell a Security.

25)	“Portfolio Access Person” shall generally include members of GuideStone Capital Management, LLC’s portfolio management group who are directly involved in overseeing sub-adviser portfolio management activities including those Access Persons who are regularly involved in the review and analysis of security holdings of the Trust.

26)	“Security” has the same definition as in Section 2(a)(36) of the 1940 Act.

Prohibitions on Purchases, Sales and Practices

1)	Timing of Personal Transactions. No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known that the Covered Security held or to be acquired within the most recent 15 days;

a.	is being considered for purchase or sale by the Trust; or

b.	is then being purchased or sold by the Trust.

No Access Person may purchase or redeem shares of any Fund in violation of the policies and restrictions set forth in the Fund’s prospectus, including but not limited to the restrictions limiting the frequency of transfers into and out of the Fund that are designed to prevent so-called “market timing” or excessive trading.

2)	Improper Use of Information.

a.	No Access Person may use his or her knowledge about the securities transactions or holdings of the Trust in trading for any account that is directly or indirectly beneficially owned by the Access Person or for any Affiliate Account. Any investment ideas developed by an Access Person must be made available to the Trust before the Access Person may engage in personal transactions or transactions for an Affiliate Account based on these ideas.

b.	No officer, director, trustee, employee or any person listed as an access person in GuideStone Funds Code of Ethics may:

i.	trade in a security, either personally or on behalf of others, while in possession of material, non-public information, or

ii.	communicate material, nonpublic information to others in violation of the law, or

iii.	disclose Material Nonpublic Information about a company to any person except for lawful purposes.

c.	Initial Public Offerings. No Access Person may acquire any securities in an Initial Public Offering without first obtaining pre-clearance and approval from the Chief Compliance Officer of the Trust.

d.	Limited Offerings. No Access Person may acquire any securities in a Limited Offering without first obtaining pre-clearance and approval from the Chief Compliance Officer of the Trust.

Transactions Exempted from Prohibitions

The Prohibitions of Section “Prohibited Purchases, Sales and Practices” of this Code of Ethics shall not apply to transactions concerning:

1)	Purchases or sales affected in any account over which the Access Person or Investment Person has no direct or indirect influence or control.

2)	Purchases or sales of Securities which are not eligible for purchase or sale by the Trust.

3)	Purchases or sales which are non-volitional on the part of the Access Person or Investment Person.

4)	Purchases which are part of an automatic investment plan in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation;

5)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

6)	Gifts. The receipt of securities as gifts and bequests and the making of personal or charitable gifts or bequests of securities, and

7)	Pre-Approved Transactions. Purchases or sales that receive the prior approval of the Chief Compliance Officer of the Funds because:

a.	The Covered Securities being considered for purchase and sale on behalf of the Trust trade in sufficiently broad markets to permit transactions to be completed without any appreciable impact on the markets of the securities;

b.	They are only remotely potentially harmful to the Trust;

c.	They would be unlikely to affect a highly institutional market; or

d.	They clearly are not related economically to the securities to be purchased, sold or held by the Trust.

Pre-Clearance of Personal Transactions

Access Persons who are regularly involved in the review and analysis of security holdings of the Trust (“Portfolio Access Persons”) are required to obtain pre-clearance of equity transactions to be placed within an account in which they maintain Beneficial Ownership or within an Affiliated Account. Portfolio Access Persons may not place a transaction in an equity security until approved is granted by the Chief Compliance Officer of the Funds (or designee). The Chief Compliance Officer of the Trust shall maintain a record of staff members classified as Portfolio Access Persons.

Required Reporting

Access Persons must submit to the Chief Compliance Officer of the Trust, on forms or via systems designated by the Chief Compliance Officer of the Trust, the following reports as to all Covered Securities and brokerage or other accounts in which the Access Person has, or by reason of a transaction, acquires, Beneficial Ownership:

1)	Initial Holdings Reports. Each Access Person shall disclose all personal Securities holdings (including Affiliated Accounts) to the Chief Compliance Officer of the Trust not later than 10 days after becoming an Access Person. The Initial Report shall contain the following information, which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:

a.	the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

b.	the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

c.	the date that the Access Person submitted the Initial Report.

2)	Quarterly Reports.

a.	Transaction Report. Every Access Person shall report to the Chief Compliance Officer of the Trust the information described below with respect to transactions in any Covered Security (including Affiliated Accounts) in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Covered Security. The Quarterly Report shall be made not later than 30 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected. Each Access Person shall submit a Quarterly Report for each quarter, including those quarters during which no Securities transactions were effected. The Quarterly Report shall contain the following information:

1)	Covered Securities Transactions. For any Acquisition or Disposition during the calendar quarter of a Covered Security in which the Access Person had any direct or indirect Beneficial ownership:

2)	the date of the transaction, the title and the number of shares, and the principal amount of each Security involved, and the interest rate and maturity date (if applicable);

3)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

4)	the price at which the transaction was effected;

5)	the name of the broker, dealer or bank with or through whom the transaction was effected; and

6)	the date that the Access Person submitted the Quarterly Report.

b.	Accounts. With respect to any account established by an Access Person, in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Access Person, the Access Person shall include on the Quarterly Report the following information:

1)	the name of the broker, dealer or bank with whom the Access Person established the account; and

2)	the date the account was established.

3)	The date the report is being submitted by the Access Person. If There Are No Transactions or New Accounts. If no reportable transactions in any covered securities were effected or new accounts opened during a calendar quarter, the affected Access Person must submit to the Chief Compliance Officer of the Adviser, within 30 calendar days after the end of the quarter, a report stating that no reportable covered securities transactions were effected and no new accounts were opened during the quarter.

3)	Annual Holdings Reports. Each Access Person shall disclose to the Compliance Officer all personal Securities holdings (including Affiliated Accounts) on an annual basis within 30 days (changed from 45) after the end of the calendar year. The Annual Report shall provide information on personal Securities holdings that is current as of a date no more than 30 days before the Annual Report is submitted. The Annual Report shall contain the following information:

a.	the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership;

b.	the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities are held (including but no limited to Covered Securities) for the direct or indirect benefit of the Access Person; and

c.	the date that the Access Person submitted the Annual Report.

4)	Disclaimer of Beneficial Ownership. Any report required in the “Required Reporting” section of this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates. The existence of any report will not by itself be construed as an admission that an event included in the report is a violation of this code.

5)	Alternative Reporting Procedures. To the extent consistent with rule 17j-1 under the 1940 Act, and Rule 204-2(a)(12) under the Advisers Act, the Chief Compliance Officer of the Trust may approve other alternative reporting procedures.

6)	Duplicate Brokerage Confirmations. For transactions executed through a broker, an Access Person may fulfill his or her reporting requirement by directing the broker(s) to transmit to the Chief Compliance Officer of the Trust duplicate confirmations of these transactions or account statements in the time period required by the Code’s reporting requirements. The confirmations or account statements must contain all information required in the Code’s reporting requirements. The duplicate confirmations should be addressed “Personal and Confidential.”

7)	Annual Certification of Compliance. Each Access Person must certify annually (by a date specified by and on the form designated by the Chief Compliance Officer of the Trust) that the Access Person:

a.	Has received, read and understand this Code and recognizes that the Access Person is subject to the Code;

b.	Has complied with all the requirements of this Code; and

c.	Has disclosed or reported all personal securities transactions, holdings and accounts required by this Code to be disclosed or reported.

8)	Reporting Exceptions

a.	Not withstanding the provisions of this Code of Ethics, an Access Person shall not be required to make a report with respect to transactions effected for, and Securities held in, any account over which such person does not have any direct or indirect influence or control.

b.	An Independent Trustee of the Trust: (i) need not make the Initial and Annual Reports required by this Code of Ethics; and (ii) need only report, on a Quarterly Report required by this Code of Ethics, a transaction in a Security if such trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known, that during the 15-day period immediately before or after the date of the transaction by the trustee, such Security was purchased or sold by the Trust or was being considered for purchase or sale by the Adviser or any of the Trust’s sub-advisers.

Fiduciary Duties

1)	Gifts and Entertainment. On occasion, because of their position with the Trust, Access Persons may be offered gifts from, or may wish to give gifts to, unaffiliated persons or entities that do business or wish to do business with the Trust (“vendors”). The solicitation, acceptance or giving of such gifts or gratuities by officers and employees of the Trust is strictly prohibited, except for: (1) gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100, with a $100 annual limit per vendor and an overall annual limit of $500 from all vendors); (2) customary business lunches, dinners, entertainment (e.g., sporting events) where the business representative participates in the activity, otherwise the amount becomes a gift subject to the rules under (1) above; (3) promotional items (e.g., pens, mugs, T-shirts); and (4) gifts of reasonable value for special occasions (e.g., holidays, retirement). If an officer or employee of the Trust receives any gift that is or might be prohibited under this Code, that person promptly must inform the Compliance Officer of the Trust. Officers and employees shall submit a quarterly report of items received to the Compliance Officer of the Trust. Gifts under $25 need not be reported. Trustees of the Trust are not required to submit quarterly reports of items received.

2)	Outside Activities. Access persons who are employees of GuideStone Financial Resources may seek to engage in Outside Activities. Outside Activities, either with a for-profit organization or with a non-profit organization, are allowable as long as the activity does not create an actual or potential conflict of interest which cannot be remediated. Prior to an employee embarking upon any outside activity, the employee has a duty to disclose the activity to the CCO of GuideStone Funds. The CCO will review the proposed activity for conflicts of interest. The CCO’s review may be made in conjunction with other officers of the Fund and/or legal counsel to the Funds. If the proposed activity does not present an actual or potential conflict of interest for the employee, it will be allowed. Conversely, if it is determined that the activity does present an actual or potential conflict of interest, it will be disallowed if the conflict of interest cannot be remediated. Employees may not engage in an outside activity until approval has been granted by the CCO. All determinations in these matters will be documented and maintained according to the Funds’ record retention policies and procedures.

Procedural Matters

The Chief Compliance Officer of the Trust shall:

1)	Furnish a copy of this Code of Ethics to each Access Person upon commencement of employment and annually thereafter so each such Access Person may certify that he or she has read and understands said Code of Ethics and recognizes that he or she is subject to the principles and provisions contained therein.

2)	Review all reports submitted under this Code of Ethics to detect conflicts of interest and abusive practices.

3)	Notify quarterly each Access Person of his or her obligation to file a Quarterly Report as provided by this Code of Ethics.

4)	Notify each new Access Person of his or her obligation to file an Initial Report as provided by this Code of Ethics.

5)	Notify annually each Access Person of his or her obligation to file an Annual Report as provided by this Code of Ethics.

6)	Notify each Portfolio Access Person of his or her obligation to obtain approval prior to placing trades in equity securities within accounts in which they maintain beneficial ownership or within an Affiliate Account.

7)	Promptly report to the President of the Trust the facts contained in any report filed with the Compliance Officer pursuant to this Code of Ethics when such report indicates that an Access Person engaged in a transaction in a Security held or to be acquired by the Trust, or otherwise violated or appeared to violate this Code of Ethics and its reporting requirements.

8)	At least annually, furnish to the Board of Trustees of the Trust a written report that describes any issues arising under this Code of Ethics since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures or sanctions imposed in response to material violations and certifies that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

9)	Maintain a current list of all Access Persons, Portfolio Access Persons, Investment Personnel and identify all reporting Access Persons on such list, and take steps to ensure that all reporting Access Persons have submitted reports, confirmations or statements in a timely manner.

10)	Determine whether to grant prior approval for Investment Personnel to purchase or sell a Security in a Limited Offering or IPO by considering (among other factors) whether the investment opportunity should be reserved for the Trust and whether the individual is being offered the opportunity by virtue of his or her position with respect to the Trust. The Compliance Officer shall maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by any Investment Person of a Security in a Limited Offering or IPO, for at least five (5) years after the end of the fiscal year in which the approval is granted.

11)	Determine whether to grant prior approval for Portfolio Access Persons to purchase or sell an equity security within an account in which they maintain Beneficial Ownership or an Affiliate Account.

12)	Implement Blackout Periods.

13)	Maintain the records required by paragraph (f) of Rule 17j-1.

14)	Furnish copies of the reports required due to his/her own status as an Access Person in compliance with this Code of Ethics to the Adviser’s Chief Compliance Officer. The Adviser’s Chief Compliance Officer shall review such reports and report any violations to the President of the Funds.

Confidentiality

1)	Non-Disclosure of Confidential Information. No Access Person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to, or executed on behalf of the Trust or Client Account.

2)	Confidentiality of Information in Access Persons’ Reports. All information obtained from any Access Person under this Code normally will be kept in strict confidence by the Adviser. However:

a.	Reports of transactions and other information obtained under this Code may be made available to the SEC, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by management of the Adviser.

b.	In the event of violations or apparent violations of the Code, this information may be disclosed to the trustees and officers of the Trust, to appropriate management and supervisory personnel of the Adviser, and to any legal counsel to the above persons.

Violations

Upon being apprised of facts that indicate that a violation of this Code of Ethics may have occurred, the President of the Trust, in consultation with the Chief Compliance Officer of the Trust, shall determine whether, in his or her judgment, the conduct being considered did in fact violate the provisions of this Code. If the President determines that a violation of this

Code has occurred, he or she may impose such sanctions as deemed appropriate in the circumstances. If the person whose conduct is being considered (a) is the President of the Trust or (b) is a member of the Board of Trustees of the Trust, then any disposition shall be by the Board of the Trust.

Availability of Reports

All information supplied pursuant to this Code may be available for inspection by the Trustees of the Trust and any party to which any investigation is referred by any of the foregoing. In addition, this information may be disclosed to any applicable regulator of the Trust and as otherwise required by law.

Sub-Advisers’ Code of Ethics

Each of the sub-advisers of the Trust shall:

A. Submit to the Board of Trustees of the Trust a copy of the code of ethics adopted by such sub-adviser pursuant to Rule 17j-1 of the 1940 Act and/or Rule 204A-1 of the Investment Advisers Act and a certification that such sub-adviser has adopted procedures reasonably necessary to prevent its respective “access persons” (as defined in Rule 17j-1 of the 1940 Act and/or Rule 204A-1 of the Investment Advisers Act) from violating such code of ethics.

B. Promptly report to the Board of Trustees of the Trust in writing any material amendments to such sub-adviser’s code of ethics.

C. Immediately furnish to the Board of Trustees all material information regarding any violation of such sub-adviser’s code of ethics by any person who would be an Access Person hereunder if such person were not subject to the sub-adviser’s code of ethics.

D. Provide quarterly reports to the Adviser representing that no material violations of their respective codes of ethics were made during the period so indicated.

E. No less frequently than annually, furnish to the Board of Trustees a written report that (i) describes any issues arising under such sub-adviser’s code of ethics, including information about material violations and procedures and sanctions imposed in response to the material violations; and (ii) certifies that such sub-adviser has adopted procedures reasonably necessary to prevent violations of its code of ethics by its “access persons” (as defined in Rule 17j-1 of the 1940 Act and/or Rule 204A-1 of the Investment Advisers Act).

Adopted: March 3, 2004

Amended: November 3, 2004 and March 3, 2005

Amended: September 13, 2005 (name change)

Amended: February 24, 2006

Amended: May 23, 2006

Amended: February 22, 2007

Amended: May 22, 2007

Amended: May 20, 2008

Amended: May 19, 2009

Amended: May 25, 2010

Amended: May 24, 2011

Amended: May 21, 2013

Amended: May 19, 2014

Amended: May 19, 2015

LIST OF ACCESS PERSONS AND PORTFOLIO ACCESS PERSONS

Access Personnel	Reporting Personnel	Code of Ethics Reporting Under (GSF, GSCM or Both)	Portfolio Access Person
Chad Bailey	Chad Bailey	GSCM
Ron Bass	Ron Bass	Both
Jeffrey P. Billinger	Jeffrey P. Billinger	GSF
Ellen Blanchard (BNY)	Ellen Blanchard	GSF
Tim Bray	Tim Bray	GSCM	Tim Bray
Quinn Brunk	Quinn Brunk	GSCM
Michael R. Buster	N/A - Trustee
Scott Cook	Scott Cook	GSCM
Melissa Carson	Melissa Carson	GSCM
Melanie Childers	Melanie Childers	GSCM
Bret Curlee	Bret Curlee	GSCM	Bret Curlee
Jennifer Dempsey	Jennifer Dempsey	GSCM
Ronald Dugan	Ronald Dugan	Both	Ronald Dugan
Randen Duncan	Randen Duncan	GSCM	Randen Duncan
Carson Eddy	N/A - Trustee
Jay Edmondson	Jay Edmondson	GSCM	Jay Edmondson
Tom Evans (Interested Trustee)	Tom Evans	GSF
William Craig George	N/A - Trustee
Pat Glazer (BNY)	Pat Glazer	GSF
Jonathan Goetsch	Jonathan Goetsch	GSCM
Grady Hazel	N/A - Trustee
Jim Hixson (Interested Trustee)	Jim Hixson	GSF
Desmond Jackson	Desmond Jackson	GSCM	Desmond Jackson
John R. Jones	John R. Jones	GSF
Dawn Krause	Dawn Krause	GSCM
Tracee Larson	Tracee Larson	GSCM
Harold Loftin	Harold Loftin	Both
Joseph A. Mack	N/A - Trustee
Mallary McGrath	Mallary McGrath	GSCM
Jamil McNeal	Jamil McNeal	GSCM	Jamil McNeal
Franklin Morgan	N/A - Trustee
Harry Nelson	Harry Nelson	GSCM
Patrick Pattison	Patrick Pattison	Both
Matt L. Peden	Matt L. Peden	GSCM	Matt L. Peden
Brandon Powell	Brandon Powell	GSF
John Raymond	John Raymond	GSCM
Mike Riego	Mike Riego	GSCM
Vanessa Rivera	Vanessa Rivera	GSCM
Jocelyn Sherman	Jocelyn Sherman	GSCM
Patrick Stuart	Patrick Stuart	GSCM	Patrick Stuart
Kyle Tucker	Kyle Tucker	GSF
Toni Vandivort	Toni Vandivort	GSCM
Darren Wall	Darren Wall	GSCM	Darren Wall
Kim Walthall	Kim Walthall	GSCM
Erin Wynne	Erin Wynne	GSCM